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                                                                     EXHIBIT 8.2





                                                              September 16, 1999



Peoples Bank Corporation of Indianapolis
130 E. Market Street
Second Floor
Indianapolis, Indiana  46204

     Re:  Proxy Statement and Prospectus of Fifth Third Bancorp

Dear Sirs:

     We have acted as counsel to Peoples Bank Corporation of Indianapolis in connection with the Registration Statement on Form S-4, relating to the registration of 3,850,000 shares of Fifth Third Bancorp to be issued in the merger pursuant to the affiliation agreement by and between Fifth Third Bancorp and Peoples Bank Corporation of Indianapolis dated as of July 12, 1999.

     We hereby confirm that the opinions that we are required to give as a condition to the consummation of the merger of Peoples Bank Corporation of Indianapolis into Fifth Third Bancorp, as described in the Proxy Statement/Prospectus under the heading "Federal Income Tax Consequences" constitute our opinions with respect to certain material federal income tax consequences of the merger, subject to the assumptions described therein and assuming that we receive the representations referred to therein and in the affiliation agreement.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                             Very truly yours,

                                             /s/ Barnes & Thornburg